Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-129342 on Form N-1A of our report dated December 23, 2009 relating to the financial statements and financial highlights of BBH Core Select (the “Fund”), a series of BBH Trust, appearing in the Annual Report on Form N-CSR of the BBH Trust, for the year ended October 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Appendix I – Listing of Service Providers” in the Statement of Additional Information, which are incorporated by reference and part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
September 30, 2010